Exhibit 97.1

INCENTIVE AWARD RECOUPMENT POLICY

The Board of Directors (the “Board”) of Texas Capital Bancshares, Inc., including its affiliates, (the “Company”) determines that it is in the best interests of the Company to adopt this Recoupment aka “Claw back” Policy (“Policy”) to allow the Company to recoup, or cancel, Incentive Awards (as defined below) paid or awarded to certain Specified Individuals (as defined below) in the event of the occurrence of one or more Recoupment Events (defined below). The Policy is effective with respect to Incentive Awards granted based on performance for the fiscal years beginning on or after 2016.

Incentive Awards. For purposes of this Policy, Incentive Awards includes the following items payable or awarded by the Company or a subsidiary to a Specified Individual (defined below):

(a)any payment that is in addition to any wage payments for services performed at a regular hourly, daily, weekly, monthly or similar periodic rate; or

(b)any cash compensation paid under a Company incentive compensation plan or arrangement that is calculated by reference to measures of specific, objective Company financial performance exclusive of base pay; or

(c)any stock, stock option, or other equity-based compensation (including, but not limited to, restricted stock units, performance share units or stock appreciation rights), whether or not vested or restricted, exclusive of base pay, and the proceeds received upon the sale of shares underlying such awards.

Specified Individuals. For purposes of this Policy, “Specified Individual(s)” mean the following two (2) groups of employees:

(a)the following employees who are collectively referred to as the “Key Covered Employees:”
1.Chief Executive Officer
2.President
3.Executive Officers1 and former Executive Officers (to the extent required)
4.Key Employees
5.Executive Vice Presidents

(b)All other senior employees as defined by the Company who receive, received or qualify for Incentive Awards.
Administration. This Policy will be administered by the Board’s Compensation and Human Capital Committee (the “Committee”), subject to the review and approval of the Board. Subject to applicable SEC rules and listing standards, the Committee has express discretionary authority to interpret and construe this Policy and to make all determinations with respect to this Policy, in its sole discretion, as referenced and in accordance with its charter. All interpretations, constructions and determinations made by the Committee under this Policy are final and binding on all parties.

1 As defined in SEC Exchange Act Rule 10D-1(d).

Recoupment. To the extent permitted or required by applicable law or listing standards, the Board or as delegated to the Committee, requires that each of the Specified Individual(s) return to, or reimburse the Company for, all, or a portion, of any Incentive Award, or that the Company recapture, recover, cancel or forfeit all, or a portion of, an award (whether or not vested or paid-out), in each case, as determined by the Committee, based on the occurrence of any of the following Recoupment Events (defined below):

(a)the Company is required to prepare a financial restatement due in part or in whole to gross negligence, intentional misconduct or fraud by an employee or former employee. In this scenario, the Committee may, in its sole discretion, to the extent permitted by law, and irrespective of the terms of the Company’s benefit plans, policies and agreements unless there is specific language to the contrary, and to the extent it determined in its sole judgment that it is in the best interests of the Company to do so, require reimbursement, return, repayment or cancelation of a portion or all of any Incentive Awards paid to Specified Individuals if (1) the amount or vesting of the Incentive Award was calculated based upon, or contingent on, the achievement of financial or operating results that were the subject of or affected by the restatement; and (2) the amount or vesting of the Incentive Award would have been less had the financial statements been correct.

(b)the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.2 In this scenario, the Company will recover the amount in excess of the Incentive Award that would have been payable under the Company’s restated financial statements, or such other amount that would have been required under the Dodd-Frank Act or any other applicable law or listing standard.

(c)the Company suffers extraordinary financial loss, reputational damage or similar adverse impact resulting of or from actions taken or decisions made by the employee including but not limited to circumstances constituting illegal or intentionally wrongful conduct, gross negligence, serious misconduct, or seriously poor judgment.

(d)an erroneous calculation of or in the assessment of the Incentive Awards.

(e)    an act or omission by a Specified Individual (i) that constitutes a violation of the Company’s Code of Business Conduct or any other Company Policy applicable to such Specified Individual, or (ii) related to the Specified Individual’s employment by the Company that could result in the Specified Individual or the Company being held criminally or civilly liable, or (iii) at any time during, or following termination of, a Specified Person’s employment with the Company, by which the Specified Individual breaks or states an intention to break the promises made in any non-competition, non-solicitation, confidential information or similar restrictive covenants with or in favor of the Company.

2 See Appendix A.

The Company may recoup Incentive Awards from a Specified Individual during the four-year period preceding the date of the Recoupment Event.

Except as limited by law, the Committee will determine the amount of any reimbursement to be made to the Company from any Incentive Award granted or paid to a Specified Individual based upon its assessment of the Recoupment Events. In each such instance, the reimbursement will be made by the Specified Individual within 30 days after the Company provides written notice to the Specified Individual(s) of the reimbursement requirement on a pre- tax basis (or such other period as the Committee determines). The recoupment (including if the Specified Individual fails to timely pay, or pay in its entirety; and without prejudice to any other remedies the Committee may have), may be effectuated through the reduction or forfeiture of awards, cancellation of the awards in their entirety, the return of paid-out cash or exercised or released shares (or the proceeds of the sale of any such shares), adjustments to future incentive compensation opportunities, any future bonus payment which would have otherwise been payable, any salary payments or other renumeration which are due or would otherwise have been payable, or in such other manner as the Company in its discretion determines to be appropriate, in each case, to the extent permitted or required under applicable law or listing standard.

Each recoupment (or the lack of a recoupment following a restatement) shall be disclosed in accordance with applicable SEC rules and listing standards.

General Rights. This Policy does not limit the rights of the Company to take any other actions or pursue other remedies that the Committee or Board may deem necessary or appropriate under the circumstances and/or under applicable law, including, without limitation, Section 304 of Sarbanes Oxley Act of 2002 or the Dodd-Frank Act or applicable listing standards. Subsequent changes in employment status, including retirement or termination of employment, will not affect the Company’s ability to recoup any compensation payable to Specified Individuals pursuant to this Policy, subject to the requirements of applicable law.

This Recoupment Policy may be amended from time to time by the Board or the Compensation and Human Capital Committee.
Adopted     , 2023

APPENDIX A

The following are examples of changes to financial statements that would not trigger a recoupment:

•Out-of-period adjustment (i.e., where the correction of an error is recorded in the current period financial statements, and the error is immaterial to the previously issued financial statements and correction of the error is also immaterial to current period financial statements)
•Retrospective application of a change in accounting principle
•Retrospective revision to reportable segment information due to a change in the company’s internal organizational structure
•Retrospective reclassification due to a discontinued operation
•Retrospective application of a change in reporting entity
•Retrospective revision for stock splits, reverse stock splits, stock dividends, or other changes in capital structure